Exhibit 99.2

             Access National Declares Quarterly Dividend

    RESTON, Va.--(BUSINESS WIRE)--April 21, 2006--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, announced today its Board of Directors declared a cash dividend of $0.005 per share for shareholders of record as of May 2, 2006. The dividend will be paid on May 25, 2006.
    Today Access also announced earnings for the first quarter of 2006. The Company reported 2006 first quarter net income of $1.6 million, a 57% increase over the $1.03 million reported for the first quarter of 2005. Basic earnings per share rose 55% to $0.20 compared to $0.13 per share for the same period of 2005. Diluted earnings for the same periods were $0.17 and $0.11, respectively.
    During the first quarter of 2006, Access implemented a Dividend Reinvestment and Stock Purchase Plan. The plan documents may be obtained on the internet at www.rtco.com or by contacting the Company.
    Access National Corporation is the parent of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to bank clients and consumers in the same area, as well as other select markets. Additional information is available on their Web site at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

    This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified as "may," "could," "expect," "believe," anticipate," "intend," "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.

    CONTACT: Access National Corporation
             Michael Clarke, 703-871-2100